UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 26, 2011

LED POWER GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-137160	98-0501477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1694 Falmouth Road, Suite 150 Centerville, Massachusetts	02632-2933
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 362-4420

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

LED Power Group, Inc., a Nevada corporation (the “Company”), entered into a binding letter of intent with Nyxio Technologies Corporation, an Oregon corporation (“Nyxio”) effective May 26, 2011 (the “LOI”), in connection with a proposed reverse acquisition transaction by and between the Company and Nyxio whereby the Company will acquire all of the shares of outstanding capital stock of Nyxio in exchange for the issuance of a certain ownership interest in the Company to the shareholders of Nyxio (the “Share Exchange”).  Nyxio is an electronics company with certain intellectual property rights related to hardware and software, including VioSphere, an integrated flat screen television and full personal computer, LCD and LED televisions, games and other accessories (“Intellectual Property Rights”).

In accordance with the LOI, the terms and conditions of the Share Exchange shall be as set forth in a formal definitive agreement containing customary representations and warranties, covenants and indemnification provisions, to be negotiated by and between the parties.  The closing of the Share Exchange and the parties entrance into a formal definitive agreement  (“Closing”) shall occur on or before thirty (30) days from the execution of the LOI.

As part of the Share Exchange, the Company shall issue to the shareholders of Nyxio: (i) 22,500,000 shares of Company common stock and (ii) a warrant to purchase up to a maximum of 37,500,000 shares of Company common stock at $0.01 per share in accordance with certain financial milestones over a twenty-four (24) month period.  Upon Closing, Nyxio shall become a wholly-owned subsidiary of the Company.

The foregoing description is qualified in its entirety by reference to the LOI filed as Exhibit 10.1 attached hereto and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)                      Exhibits

Exhibit
No.	Description
10.1	Letter of Intent by and between LED Power Group, Inc. and Nyxio Technologies Corporation, dated May 26, 2011.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LED POWER GROUP, INC.

Date: May 31, 2011	By:	/s/ John J. Lennon
John J. Lennon
President, Secretary, Treasurer and Director